Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Second Quarter 2017 Financial Results

Q2 Revenue $18.8 million; Q2 EPS $(0.20); eight new DataV pilots signed through July

Bellevue, WA – August 8, 2017 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the second quarter of 2017.

Jerry Chase, Bsquare President and CEO, commented, “During the second quarter we saw marked uptick in the number of paid pilot DataV deployments undertaken by new customers. In fact, over the second quarter and early third quarter we entered into eight new pilots with customers across a number of industries, four of which closed during Q2. Given the increase in customer momentum, shortening of the sales cycles, and strength of our sales pipeline, we plan on continuing to invest across sales and marketing, service delivery, and product development in order to capitalize on this emerging market opportunity.”

“While our focus has been, and continues to be, growing our DataV business, we are also managing our traditional third-party software and engineering services business leanly with an emphasis on cash generation.”

Q2 2017 Financial Highlights

Total revenue for the quarter was $18.8 million, down 17% compared to both the first quarter of 2017 and the second quarter of 2016. Net loss for the quarter was $2.6 million, or $0.20 per diluted share, compared to net income of $0.2 million, or $0.02 per diluted share, in the first quarter of 2017 and net loss of $0.2 million, or $0.02 per diluted share, in the year-ago quarter. Adjusted EBITDAS* was negative $2.0 million, down $2.6 million from the first quarter of 2017 and $2.3 million from the second quarter of 2016. Our cash, cash equivalents and short-term investments at June 30, 2017 totaled $27.3 million, a decrease of $3.7 million from March 31, 2017.

Details as follows (unaudited, in thousands except per share amounts):

	Three Months Ended
	6/30/2017	3/31/2017	6/30/2016
Revenue:
Third-party Software	$15,505	$16,797	$18,337
Proprietary Software	481	2,654	398
Prof. Engineering Services	2,862	3,390	4,003
Total Revenue	18,848	22,841	22,738
Total Gross Profit	3,873	6,253	3,893
Gross Margins:
Third-party Software	15%	16%	16%
Proprietary Software	92%	99%	69%
Prof. Engineering Services	36%	27%	15%
Total Gross Margin	21%	27%	17%
Total Operating Expenses	6,492	6,212	3,978
Net Income (Loss)	$(2,560)	$202	$(185)
Per Share-Diluted	$(0.20)	$0.02	$(0.02)
Adjusted EBITDAS*	$(2,041)	$593	$282
Cash and Investments EoQ (includes $250,000 long-term at 6/30/2016)	$27,296	$30,984	$27,148

 Notes:

*Adjusted EBITDAS = Income (loss) from operations before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Financial Commentary on Second Quarter 2017 Results (Compared to First Quarter 2017)

•

Revenue from third-party software was $15.5 million, a decrease of 8% from $16.8 million in the first quarter of 2017, due primarily to a more competitive environment following the anticipated end of Microsoft’s volume purchase programs on December 31, 2016, as well as the continued impact of fourth quarter 2017 buy-ins of additional product by certain customers;

•

Professional engineering services revenue totaled $2.9 million, a decrease of 16% from $3.4 million in the first quarter of 2017, due primarily to higher DataV services delivered during the prior quarter; while engineering services margins increased by nine percentage points to 36% on the strength of higher labor utilization and lower management overhead following the 2016 restructuring efforts; and

•

Operating expenses totaled $6.5 million, an increase of approximately $280,000, or 5%, over the prior period due to increased DataV-related investments in R&D and sales associated with driving DataV growth.

First Half 2017 Financial Highlights

•

Revenue was $41.7 million, a 13% decrease compared to $48.2 million for the year-ago period, resulting from lower sales of third-party software and professional engineering services, partially offset by higher proprietary DataV software revenue in the first quarter of 2017;

•

Net loss was $2.4 million, or $0.19 per diluted share, a decrease of $2.7 million compared to net income of $0.3 million, or $0.03 per diluted share, for the six months ended June 30, 2016 reflecting higher levels of investment to grow DataV, partly offset by higher margins on DataV software revenues in the first quarter of 2017; and

•	Adjusted EBITDAS* was negative $1.4 million, a decrease of $2.9 million compared to positive $1.5 million in the year-ago period.

Details as follows (unaudited, in thousands except per share amounts):

	Six Months Ended
	6/30/2017	6/30/2016
Revenue:
Third-party Software	$32,302	$38,254
Proprietary Software	3,135	648
Prof. Engineering Services	6,252	9,275
Total Revenue	41,689	48,177
Total Gross Profit	10,126	8,189
Gross Margins:
Third-party Software	16%	15%
Proprietary Software	98%	64%
Prof. Engineering Services	31%	21%
Total Gross Margin	24%	17%
Total Operating Expenses	12,704	7,625
Net Income (Loss)	$(2,358)	$315
Per Share-Diluted	$(0.19)	$0.03
Adjusted EBITDAS*	$(1,448)	$1,495

 Notes:

*Adjusted EBITDAS = Income (loss) from operations before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Financial Commentary on First Half 2017 Results (Compared to First Half 2016)

a.

Revenue from third-party software was $32.3 million, a 16% decrease from $38.3 million recorded in the prior year period due primarily to a more competitive environment following the anticipated end of Microsoft’s volume purchase programs on December 31, 2016, as well as the impact of fourth quarter 2017 buy-ins of additional product by certain customers.

•

Professional engineering services revenue totaled $6.3 million, a net decline of $3.0 million. The prior year period included higher levels of traditional services revenues on contracts completed during the period, partly offset by higher DataV services revenue during the first quarter of 2017. Professional engineering services gross profit was $1.9 million, essentially flat from the prior year period as higher utilization rates in the current year were offset by lower revenue reported from each of our geographical areas during the current period.

•

Proprietary software gross profit was $3.1 million, an increase of $2.65 million from $0.4 million in the prior year period. The increase was primarily due to recognition of $2.5 million in DataV revenue in the first quarter of 2017.

•

Operating expenses totaled $12.7 million, an increase of $5.1 million from $7.6 million in the prior year period. This increase was due to higher R&D and sales and marketing investments to drive DataV growth.

Additional DataV Metrics (Including Non-GAAP Measures)

•

We recorded $473,000 in DataV bookings during the second quarter, including four new paid pilots (bookings is a non-GAAP measure, defined as the contract value of new agreements signed with customers); cash receipts from DataV contracts totaled $1.5 million in the first half of 2017.

•	DataV backlog (a non-GAAP measure defined as total DataV bookings less DataV revenue recognized to date) was $3.4 million at June 30, 2017, compared to approximately $5.7 million at December 31, 2016.
•

Total deferred revenue at June 30, 2017 was $2.4 million, compared to $3.9 million at December 31, 2016. The June 30, 2017 balance included DataV deferred revenue of $2.0 million. The deferred revenue balances relating to our DataV sales do not represent the total contract value of our DataV agreements. DataV unbilled deferred revenue (which is a non-GAAP measure) was an additional $1.4 million at June 30, 2017 and approximately $2.5 million at December 31, 2016, and represents future contract billings that have not been invoiced, and, accordingly, are not included in deferred revenue.

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our new DataV product sales, since revenue may be recognized in different periods than those in which orders have been received or cash has been collected.

Q3 2017 Outlook

Management currently has the following expectations for Q3 2017:

•	Revenue in the range of $18.5 million to $20.0 million, excluding any significant DataV software revenue as its timing is dependent on customer acceptances;
•	The company successfully closed four paid pilots with new customers in the third quarter and expects additional pilots to close in the quarter;
•	Blended gross margin in the 19% to 21% range reflecting stabilized margins from sales of third-party software and engineering services, and minimal DataV revenue recognition; and,
•	A net loss in Q3 reflecting continued investments in R&D, sales and marketing to grow DataV.

Conference Call

Management will host a conference call today, August 8, 2017, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-888-287-5563 or 1-719-457-6931 for international callers, and reference “BSQUARE Corporation Second Quarter 2017 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 1386018. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments; and strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Peter Biere, Chief Financial OfficerLeslie Phillips

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,468	$14,312
Short-term investments	17,828	18,888
Accounts receivable, net of allowance for doubtful accounts of $50 at June 30, 2017 and December 31, 2016	17,949	21,579
Prepaid expenses and other current assets	1,196	878
Contract assets	636	—
Total current assets	47,077	55,657
Equipment, furniture and leasehold improvements, net	1,077	1,089
Deferred tax assets	6	7
Intangible assets, net	415	464
Goodwill	3,738	3,738
Other non-current assets including contract assets	82	53
Total assets	$52,395	$61,008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$9,083	$14,831
Accounts payable	390	283
Accrued compensation	1,693	2,008
Other accrued expenses	661	714
Deferred rent, current portion	331	321
Deferred revenue	2,287	2,064
Total current liabilities	14,445	20,221
Deferred tax liability	—	23
Deferred rent	689	854
Deferred revenue	162	1,798
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,591,488 shares issued and outstanding at June 30, 2017 and 12,532,348 shares issued and outstanding at December 31, 2016	136,591	135,660
Accumulated other comprehensive loss	(916)	(941)
Accumulated deficit	(98,576)	(96,607)
Total shareholders’ equity	37,099	38,112
Total liabilities and shareholders’ equity	$52,395	$61,008

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Software	$15,986	$18,735	$35,437	$38,902
Professional engineering service	2,862	4,003	6,252	9,275
Total revenue	18,848	22,738	41,689	48,177
Cost of revenue:
Software	13,142	15,459	27,256	32,620
Professional engineering service	1,833	3,386	4,307	7,368
Total cost of revenue	14,975	18,845	31,563	39,988
Gross profit	3,873	3,893	10,126	8,189
Operating expenses:
Selling, general and administrative	5,046	3,204	9,911	6,410
Research and development	1,446	774	2,793	1,215
Total operating expenses	6,492	3,978	12,704	7,625
Income (loss) from operations	(2,619)	(85)	(2,578)	564
Other income, net	59	55	114	76
Income (loss) before income taxes	(2,560)	(30)	(2,464)	640
Income tax benefit (expense)	—	(155)	106	(325)
Net income (loss)	$(2,560)	$(185)	$(2,358)	$315
Basic income (loss) per share	$(0.20)	$(0.02)	$(0.19)	$0.03
Diluted income (loss) per share	$(0.20)	$(0.02)	$(0.19)	$0.03
Shares used in calculation of income (loss) per share:
Basic	12,577	12,152	12,563	12,127
Diluted	12,577	12,152	12,563	12,559

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Adjusted EBITDAS:
Income (loss) from operations as reported	$(2,619)	$(85)	$(2,578)	$564
Depreciation and amortization	167	152	320	303
Stock-based compensation expense	411	215	810	628
Adjusted EBITDAS (1)	$(2,041)	$282	$(1,448)	$1,495
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999